FDA Issues Approvable Letter to Cellegy Pharmaceuticals for Cellegesic®

Conference Call Scheduled for Today at 1:00 p.m. Eastern/10:00 a.m. Pacific

Huntingdon Valley, PA - July 10, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced that it received late afternoon on Friday, July 7 a communication from the U.S. Food and Drug Administration in the form of an Approvable Letter for its product, Cellegesic® (nitroglycerin ointment). The letter stated, however, that before the company’s New Drug Application (NDA) may be approved and the product approved for marketing, Cellegy must conduct another clinical trial to demonstrate efficacy at a level deemed statistically significant by the agency. The letter indicated that the agency was requiring an additional study because it believed the results of the three trials conducted to date did not provide substantial evidence that the drug is effective, and provided a number of comments on the results previously presented by Cellegy and recommendations concerning the design and protocol of the additional required study. Cellegesic, for the treatment of anal fissures, was the subject of an FDA Not Approvable letter in December 2004. An amended NDA, containing new analyses, was resubmitted to the FDA in April 2005, which resulted in a review by the FDA’s Cardio-Renal Advisory Committee in April 2006. As previously reported, the Advisory Committee’s final vote was six members of the Committee for “Approval” of Cellegesic and six for “Approvable pending another study of effectiveness.” There were no votes for “Not Approvable.” Cellegesic has been under review at the FDA since then.

Richard C. Williams, Cellegy’s Chairman and interim CEO, stated, “We believe that we achieved the requirements for Cellegesic to be approved. The FDA reached a different conclusion that the product was approvable, but requires another trial to demonstrate efficacy. We are carefully considering all of our options and will be scheduling a meeting with the FDA.”

Conference Call Information
Cellegy will be hosting a conference call beginning at 1:00 p.m. Eastern Daylight Time (10:00 a.m. Pacific Daylight Time) today, Monday, July 10, 2006. Richard C. Williams, Chairman and interim CEO, will provide an update. To participate in the live call by telephone, please dial (866) 700-5192 from the United States, or for international callers, please dial (617) 213-8833, entering the Passcode, 11193554.

A replay will be available on Cellegy’s website for one week. A telephone replay will be available for one week by dialing (888) 286-8010 from the United States, or (617) 801-6888 for international callers, and entering Passcode 30080567.

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the company’s cash position and need and ability to complete corporate partnerships and additional financings; market acceptance and the level of future sales of Rectogesic® markets outside the United States; and completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.: Richard C. Williams Chairman and Interim CEO (650) 616-2200 www.cellegy.com	Robert J. Caso Vice President, Finance & CFO (215) 914-0900 Ext. 603

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